NEWS RELEASE
                      HIBERNIA CORPORATION


       HIBERNIA SIGNS MERGER AGREEMENT WITH AMERICAN BANK
        TO EXPAND ITS SERVICES TO RIVER PARISHES REGION

For Additional Information:                  For Release:

MEDIA INQUIRIES:

Jim Lestelle, Manager                        IMMEDIATE
Corporate Communications
Office:  (504) 533-5482                      September 19, 1994
Home:  (504) 488-8826

INVESTOR INQUIRIES:
Linda Meche, Manager
Finance & Investor Relations
Office:  (504) 533-2180
Home:  (504) 832-3604


     NEW ORLEANS -- Hibernia Corporation announced it has signed a definitive agreement to merge with the $93-million-asset American Bank, headquartered in Norco.
     The transaction will significantly expand Hibernia's coverage of the river Parishes area outside New Orleans, a rapidly growing industrial region, by giving it five banking offices in St. Charles
Parish:  one each in Norco, Boutte, Destrehan, Hahnville and
Luling.
     Based on Hibernia's Friday closing price of $8.125 per share, shareholders of American Bank would receive approximately 4.6 shares of Hibernia stock for each share of American stock in a tax-free pooling of interests valued at approximately $18.3 million. The transaction is subject to approvals by regulators and American shareholders and should be completed in early 1995.
     "Customers have valued their relationship with American Bank because we've made service our top priority," said Darryl Chauvin,

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Hibernia Corporation

president of the almost 30-year-old bank. "Hibernia will enhance that commitment to service and offer our customers financial products that haven't been available before."
     Chauvin referred to Hibernia's upgraded and expanded statewide ATM network, brokerage, trust services and private banking, among others.
     "St. Charles Parish is home to some of Louisiana's most important and promising industries, as well as small businesses and growing residential communities," said Hibernia president and CEO Stephen A. Hansel. "A partnership with American Bank and its excellent employees will improve our ability to serve businesses and consumers upriver from New Orleans."
     American customers will not see any changes for a number of months. Only after the bank is converted to Hibernia's operating systems would checks, signs and forms change. Until then, American customers should continue using their checks, making loan payments and conducting other transactions just as before.
     Hibernia National Bank is Louisiana's largest statewide bank. When the American Bank and other pending mergers are complete, it will have $6.3 million in assets and 152 banking offices serving New Orleans and the River Parishes, Baton Rouge, Lafayette and the Acadiana region, Alexandria, Shreveport and northwest Louisiana, and the northeast, including Monroe, West Monroe, Bastrop and Tallulah.
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